Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT (the “Amendment”) to the Rights Agreement (the “Agreement”) entered into as of June 17, 2002, as amended December 13, 2002, by and between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the “Rights Agent”), is entered into as of March 12, 2008.

RECITALS

WHEREAS, Section 27 of the Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, on March 12, 2008, the Company entered into an Agreement (the “Eastbourne Agreement”) with Eastbourne Capital Management, LLC (“ECM”), Black Bear Offshore Master Fund, L.P. (“BBOMF”) and Richard J. Barry (“Barry,” and together with ECM and BBOMF, “Eastbourne”), pursuant to which, among other things, the Company agreed to amend the Agreement to allow Eastbourne to purchase additional shares of the common stock of the Company without being deemed an Acquiring Person pursuant to the Agreement (the “Stock Purchase”), with such number of shares not to meet or exceed 20% of the shares of the common stock of the Company outstanding on any given date;

WHEREAS, the Company desires to amend the Agreement in the manner set forth in this Amendment to provide that Eastbourne will not be deemed an Acquiring Person pursuant to the Agreement as a result of any Stock Purchase by Eastbourne, and the Company’s Board of Directors has approved such amendment; and

WHEREAS, pursuant to Section 27 of the Agreement, the Company has delivered to the Rights Agent a certificate signed by the President and Chief Executive Officer of the Company certifying that the proposed amendment to the Agreement is in compliance with the terms of Section 27 of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the benefits described in the Recitals hereto and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                                      Except as otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement.

2.                                      Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)         ‘Acquiring Person’ shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding.  Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company and (B) no Person shall become an Acquiring Person either (x) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an Acquiring Person, or (y) as the result of the acquisition of Common Shares directly from the Company as long as, prior to any acquisition of Common Shares directly from the Company, the Company has been apprised by any such Person of the number of Common Shares beneficially owned by such Person immediately prior to any such acquisition; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior written consent of the Company and shall then Beneficially Own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an Acquiring Person or (z) if the Board of Directors determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and without any intention of changing or influencing control of the Company, and such Person promptly enters into an irrevocable written commitment in favor of the Company to divest, and thereafter divests (without retaining any power, including voting with respect to such Common Shares), as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 15% or more of the Common Shares then outstanding, such Person shall be deemed an Acquiring Person, subject to the exceptions set forth in this Section 1(a).

                Notwithstanding the foregoing, neither Eli Lilly and Company, an Indiana corporation (“Lilly”) nor any Affiliate or Associate thereof shall be deemed to be an Acquiring Person for purposes of this Agreement, but only to the extent that Lilly and any of its Affiliates and Associates (i) Beneficially Own shares of the Company’s Common Shares as of December 13, 2002 or (ii) acquire additional shares of the Company’s Common Shares in accordance with the terms of the Lilly Agreements.  In the event that Lilly or any Affiliate or Associate thereof shall hold any additional shares of the Company’s Common Shares other than as contemplated by the preceding sentence and such holdings, together with all other holdings of the Company’s Common Shares shall exceed the limitations set forth in the preceding paragraph, then Lilly or its Affiliate or Associate, as the case may be, shall be deemed an Acquiring Person under this Agreement.

                Notwithstanding the foregoing, during the term of agreement dated March 12, 2008 by and among Eastbourne Capital Management, LLC (“ECM”), Black Bear Offshore Master Fund, L.P. (“BBOMF”) and Richard J. Barry (together with ECM and BBOMF, “Eastbourne”) and the Company, Eastbourne shall not be deemed to be an Acquiring Person for purposes of this Agreement unless and until Eastbourne, together with all Affiliates and Associates thereof, is the Beneficial Owner of 20% or more of the Common Shares then outstanding; provided, however, that Eastbourne shall also not become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Eastbourne to 20% or more of the Common Shares then outstanding; and provided further, that if Eastbourne shall become the Beneficial Owner of 20% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 20% of the Common Shares then outstanding, then Eastbourne shall be deemed to be an Acquiring Person.  The provisions of this paragraph shall terminate and be of no further force and effect upon the termination of the agreement dated March 12, 2008 by and among Eastbourne and the Company.”

3.                                      This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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The foregoing SECOND AMENDMENT TO RIGHTS AGREEMENT is hereby executed and consented to as of March 12, 2008.

AMYLIN PHARMACEUTICALS, INC.	AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Mark G. Foletta	By:	/s/ Herbert J. Lemmer

Print Name:	Mark G. Foletta	Print Name:	Herbert J. Lemmer

Title:	Senior Vice President, Finance and	Title:	Vice President
Chief Financial Officer